June 11, 2026

Acadian Asset Management Inc.
200 State Street
Suite 601A
Boston, Massachusetts 02109

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Reg. No. 333-232658 (the “Post-Effective Amendment”), filed by Acadian Asset Management Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). On June 11, 2026, the stockholders of the Company approved the Acadian Asset Management Inc. 2026 Equity Incentive Plan (the “2026 Plan”). The total number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), that may be issued under the 2026 Plan is 4,562,064, which is equal to the sum of (i) 4,388,280 shares available for future grant under the Acadian Asset Management Inc. Equity Incentive Plan, as amended, (the “2017 Employee Plan”), and the Acadian Asset Management Inc. Non-Employee Directors’ Equity Incentive Plan, as amended, (together with the 2017 Employee Plan, the “Prior Plans”), and (ii) up to 173,784 shares subject to outstanding awards under the Prior Plans that, on or after June 11, 2026, terminate, expire or lapse for any reason without the delivery of shares to the holder thereof (such shares under clauses (i) and (ii), the “Carryover Shares”).

We are familiar with the actions taken by the Company in connection with the adoption of the 2026 Plan. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Carryover Shares have been duly authorized and, when the Carryover Shares have been issued and sold in accordance with the terms of the 2026 Plan, the Carryover Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP